UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Penn Octane Corporation
                             -----------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
                          ----------------------------
                         (Title of Class of Securities)

                                    707573101
                                    ---------
                                 (CUSIP Number)

                                 January 3, 2008
                                 ---------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No. 707573101                    13G                     Page 2 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Standard General L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,864,418
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,864,418
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,864,418
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                           -----------------
CUSIP No. 707573101                    13G                     Page 3 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Standard General Master Fund L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,864,418
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,864,418
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,864,418
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                           -----------------
CUSIP No. 707573101                    13G                     Page 4 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Soohyung Kim
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,864,418
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,864,418
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,864,418
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                           -----------------
CUSIP No. 707573101                    13G                     Page 5 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Nicholas J. Singer
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,864,418
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,864,418
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,864,418
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 2 to Schedule 13G (this "Amendment No. 2") is filed with respect to the Common Stock of Penn Octane Corporation, a Delaware corporation (the "Issuer"), to amend the Schedule 13G filed on August 17, 2007, as amended and restated on November 11, 2007 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4                   Ownership:
                         ---------

                         Item 4 of the Schedule 13G is hereby amended and restated in its entirety as follows:

                         The percentages used herein are calculated based upon 15,386,187 shares of Common Stock, par value $.01, issued and outstanding as of November 9, 2007 according to the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2007.

                         As of the close of business on January 3, 2008:

                         1. Standard General L.P.
                            ---------------------

                         (a) Amount beneficially owned: 2,864,418
                         (b) Percent of class: 18.6%
                         (c) (i) Sole power to vote or direct the vote: -0-
                             (ii)   Shared power to vote or direct the vote:
                                    2,864,418
                             (iii)  Sole power to dispose or direct the
                                    disposition: -0-
                             (iv)   Shared power to dispose or direct the
                                    disposition: 2,864,418

                         2. Standard General Master Fund L.P.
                            ---------------------------------

                         (a) Amount beneficially owned: 2,864,418
                         (b) Percent of class: 18.6%
                         (c) (i) Sole power to vote or direct the vote: -0-
                             (ii)   Shared power to vote or direct the vote:
                                    2,864,418
                             (iii)  Sole power to dispose or direct the
                                    disposition: -0-
                             (iv)   Shared power to dispose or direct the
                                    disposition: 2,864,418

                         3. Soohyung Kim
                            ------------

                         a) Amount beneficially owned: 2,864,418
                         (b) Percent of class: 18.6%
                         (c) (i) Sole power to vote or direct the vote: -0-
                             (ii)   Shared power to vote or direct the vote:
                                    2,864,418
                             (iii)  Sole power to dispose or direct the
                                    disposition: -0-
                             (iv)   Shared power to dispose or direct the
                                    disposition: 2,864,418

                         4. Nicholas J. Singer
                            ------------------

                         a) Amount beneficially owned: 2,864,418
                         (b) Percent of class: 18.6%
                         (c) (i) Sole power to vote or direct the vote: -0-
                             (ii)   Shared power to vote or direct the vote:
                                    2,864,418
                             (iii)  Sole power to dispose or direct the
                                    disposition: -0-
                             (iv)   Shared power to dispose or direct the
                                    disposition: 2,864,418

                         Standard General, Mr. Kim and Mr. Singer do not directly own any of the Shares. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, each of Standard General, Mr. Kim and Mr. Singer may be deemed to own beneficially 2,864,418 Shares (constituting approximately 18.6% of the Shares outstanding). Each of Standard General, Mr. Kim and Mr. Singer disclaim direct beneficial ownership of any of the securities covered by this statement.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 2008


STANDARD GENERAL L.P.


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact


STANDARD GENERAL MASTER FUND L.P.


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact


SOOHYUNG KIM


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact


NICHOLAS J. SINGER


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Power of Attorney granted by Nicholas J. Singer in favor of Scott Cohen, dated December 4, 2007.